Exhibit 99.1

FOR IMMEDIATE RELEASE:
September 29, 2006

LIBERTY COMPLETES FINAL STAGE OF IDT ENTERTAINMENT ACQUISITION

Englewood, Colo. and Newark, N.J. — Liberty Media Corporation (NASDAQ: LINTA, LCAPA) and IDT Corporation (NYSE: IDT, IDT.C) announced today the completion of the final stage of Liberty’s acquisition of IDT’s Entertainment Division.  Today’s closing encompasses the division’s Australian and Canadian operations and follows the closing of the U.S. and U.K. operations which occurred on August 24, 2006.

Liberty Media Corporation is a holding company that owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp and Expedia, and the Liberty Capital group, which includes all of Liberty’s assets that are not attributed to the Liberty Interactive group, including Liberty’s interests in Starz Entertainment Group and News Corporation.

Starz Entertainment Group LLC (SEG) is a premium movie service provider operating in the United States. SEG offers 16 movie channels including the flagship Starz® and Encore® brands with approximately 14.6 million and 26.4 million subscribers respectively. Starz Entertainment Group airs more than 1,000 movies per month across its pay TV channels and offers advanced services including Starz HDTV, Starz On Demand and Vongo(SM). Starz Entertainment Group is a wholly-owned subsidiary of Liberty Media Corporation that is attributed to Liberty Capital Group. www.Starz.com.

IDT Corporation is an innovative and opportunistic multinational holding company with operations that span various industries.  Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets.

IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Through Net2Phone, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, ethnic food distribution, brochure distribution and other initiatives.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Liberty Media Contact:  John Orr (720) 875-5622
Starz Contact: Tom Southwick (720) 852-5821
IDT Contact:  Gil Nielsen (973) 438-3553